Exhibit 10.1

August 19, 2014

Via Facsimile and email

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy,
Allied Industrial and Service Workers International Union, AFL-CIO, CLC
5 Gateway Center, Suite 807
Pittsburgh, Pennsylvania 15222
Attention: Leo W. Gerard, President

Re: Director Designation Agreement

Dear Leo:

This letter confirms the USW’s agreement to permit Kaiser Aluminum Corporation (the “Company”) to increase the size of the Company’s board from ten to eleven board members through the Company’s June 2015 regular shareholders meeting for the purpose of adding L. Patrick Hassey to the Company’s board without increasing the number of directors to be nominated by the USW pursuant to the terms of the Director Designation Agreement dated as of July 6, 2006 (the “Director Designation Agreement”). This agreement is contingent and effective upon Mr. Hassey’s addition to the Company’s board and will expire at the Company’s June 2015 regular shareholders meeting when the Company expects the size of the Company’s board to be reduced to ten board members. The Company agrees and acknowledges that the rights of the USW under the Director Designation Agreement from and after the Company’s June 2015 regular shareholders meeting, including the USW’s nomination rights, will continue without modification by this letter.

Very truly yours,

/s/ John M. Donnan
John M. Donnan

Agreed and Acknowledged:

United Steel, Paper and Forestry, Rubber,
Manufacturing, Energy, Allied Industrial and Service
Workers International Union, AFL-CIO, CLC

By: /s/ Leo W. Gerard
Leo W. Gerard, President